Exhibit 97.1

Semnur Pharmaceuticals, Inc.

Clawback Policy

The Board of Directors (the “Board”) of Semnur Pharmaceuticals, Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to adopt this Clawback Policy (this “Policy”), which provides for the recovery of certain incentive compensation in the event of an Accounting Restatement (as defined below). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Nasdaq Listing Rule 5608 (the “Listing Standards”).

1.
Administration

Unless otherwise determined by the Board, the Compensation Committee of the Board (the “Compensation Committee”) (or another committee of the Board) shall administer this Policy (the Board or such committee charged with administration of this Policy, the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any legal limitation, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

2.
Definitions

As used in this Policy, the following definitions shall apply:

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“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
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“Administrator” has the meaning set forth in Section 1 hereof.
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“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the

Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board, a committee of the Board or the officer or officers of the Company authorized to take such action if Board action is not required, concludes or reasonably should have concluded that the Company is required to prepare an Accounting Restatement, or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
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“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable or future legislation or regulation amending, supplementing or superseding such section or regulation.
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“Compensation Committee” has the meaning set forth in Section 1 hereof.
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“Covered Executives” means the Company’s current and former executive officers, as determined by the Administrator in accordance with the definition of executive officer set forth in Rule 10D-1 and the Listing Standards; provided that executive officers for purposes of this Policy shall include at a minimum executive officers identified pursuant to 17 C.F.R. 229.401(b).
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“Effective Date” has the meaning set forth in Section 9 hereof.
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“Erroneously Awarded Compensation” has the meaning set forth in Section 5 hereof.
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A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): Company stock price; total shareholder return (“TSR”); revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital and operating cash flow); return measures (e.g., return on invested capital and return on assets); earnings measures (e.g., earnings per share); sales per square foot or same store sales, where sales is subject to an Accounting Restatement; revenue per user, or average revenue per user, where revenue is subject to an Accounting Restatement; cost per employee, where cost is subject to an Accounting Restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission (the “SEC”) to constitute a Financial Reporting Measure.
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“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.
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“Nasdaq” means The Nasdaq Stock Market LLC.
3.
Covered Executives; Incentive-Based Compensation

This Policy applies to Incentive-Based Compensation received by a Covered Executive: (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a listed class of securities on a national securities exchange; and (d) during the Applicable Period.

4.
Required Recoupment of Erroneously Awarded Compensation in the Event of an Accounting Restatement

If the Company is required to prepare an Accounting Restatement, the Company shall promptly demand in writing and recoup the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to Section 5 hereof, during the Applicable Period. Recovery under this Policy with respect to a Covered Executive shall not require a finding of any misconduct by such Covered Executive or that the Covered Executive was responsible for the accounting error leading to an Accounting Restatement. If a Covered Executive fails to repay Erroneously Awarded Compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such Erroneously Awarded Compensation from the Covered Executive, and the Covered Executive shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Erroneously Awarded Compensation.

5.
Erroneously Awarded Compensation: Amount Subject to Recovery

The amount of Erroneously Awarded Compensation subject to recovery under this Policy, as determined by the Administrator, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by the Covered Executive had such compensation been determined based on the restated amounts in the Accounting Restatement.

Erroneously Awarded Compensation shall be determined by the Administrator without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation.

For Incentive-Based Compensation based on stock price or TSR, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculations directly from the information in the Accounting Restatement: (a) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received, and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

6.
Method of Recoupment

The Administrator shall determine, in its sole discretion, the timing and method for promptly recouping Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award; (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid; (c) cancelling or offsetting against any planned future cash or equity-based awards; (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Code and the regulations promulgated thereunder; and (e) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may effect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive.

The Company is authorized and directed to recoup Erroneously Awarded Compensation in compliance with this Policy unless the Administrator determines that recovery would be impracticable for one or more of the following reasons only, and subject to the following procedural and disclosure requirements:

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The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that the expense of recovery would exceed the recoverable amount, the Administrator must make a reasonable attempt to recover any Erroneously Awarded Compensation, document such reasonable attempt(s) and provide that documentation to Nasdaq;
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Recovery would violate home country law of the issuer where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on a violation of the home country law of the issuer, the Administrator must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards; or
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Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations promulgated thereunder.
7.
No Indemnification of Covered Executives

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive, the Company shall not indemnify any Covered Executives against (a) the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential clawback obligations under this Policy, or (b) any claims relating to the Company’s enforcement of its rights under this Policy.

8.
Administrator Indemnification

Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

9.
Effective Date; Retroactive Application

This Policy shall be effective as of September 22, 2025 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date. Without limiting the generality of Section 6 hereof, and subject to applicable law, the Administrator may effectuate recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to a Covered Executive prior to, on or after the Effective Date.

10.
Amendment; Termination

The Board or the Compensation Committee may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. Notwithstanding anything in this Section 10 to the contrary, no amendment or other modification of this Policy shall be effective if such amendment or other modification would (after taking into account any actions taken by the Company contemporaneously with such amendment or other modification) cause the Company to violate any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

11.
Other Recoupment Rights; Company Claims

The Board intends that this Policy be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement or similar agreement and any other legal remedies available to the Company. This Policy is also in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any employees that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002 (“Section 304”). Any amounts paid to the Company pursuant to Section 304 shall be considered in determining any amounts recovered under this Policy. The Compensation Committee may require that any employment agreement, equity award agreement or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. The application and enforcement of this Policy do not preclude the Company from taking any other action to enforce a Covered Executive’s obligations to the Company, including termination of employment or institution of legal proceedings.

Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive (including reimbursement of legal fees incurred by or on behalf of the Company or any of its affiliates) arising out of or resulting from any actions or omissions by the Covered Executive.

12.
Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

13.
Exhibit Filing Requirement

A copy of this Policy and any amendments thereto shall be filed as an exhibit to the Company’s annual report on Form 10-K.

14.
Governing Law; Venue

This Policy and all rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. All actions arising out of or relating to this Policy shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware.

15.
Interpretation

If any provision of this Policy or the application of such provision to any Covered Executive shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

Adopted on September 22, 2025

Effective on September 22, 2025

Clawback Policy Acknowledgment

I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of Semnur Pharmaceuticals, Inc.’s Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment or similar agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. The Policy will apply both during and after my employment with the Company. In the event it is determined by the Administrator that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

By: ___________________________________ [Name] [Title]	_____________________________________ Date